
                  AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                 Travel Related Services Company, Inc.)

                                EXHIBIT 12.1


         COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                     OF AMERICAN EXPRESS CREDIT CORPORATION
                                   (millions)


                      Six Months Ended
                           June 30,
                         (Unaudited)         Year Ended December 31,
                      ----------------------------------------------------
                        1998    1997     1997   1996   1995   1994   1993
                        ----    ----     ----   ----   ----   ----   ----
Earnings:

Income before
 extraordinary
 charge                $ 117   $ 112    $ 212  $ 215  $ 197  $ 139  $ 137
Income tax provision      63      60      114    115    105     75     64
Interest expense         595     526    1,125  1,117  1,054    736    599
                       -----   -----   ------ ------ ------  -----  -----
Total earnings         $ 775   $ 698   $1,451 $1,447 $1,356  $ 950  $ 800
                       =====   =====   ====== ====== ======  =====  =====

Fixed charges -
 interest expense      $ 595   $ 526   $1,125 $1,117 $1,054  $ 736  $ 599
                       =====   =====   ====== ====== ======  =====  =====

Ratio of earnings
 to fixed charges       1.30    1.33     1.29   1.30   1.29   1.29   1.34*


Note: Gross rentals on long-term leases were minimal in each of the periods shown.

       * The ratio of earnings to fixed charges calculated in accordance with the Receivables Agreements after the impact of the extraordinary charge of $34 million (pretax) was 1.28.


                  AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                 Travel Related Services Company, Inc.)


                               EXHIBIT 12.2
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                          OF AMERICAN EXPRESS COMPANY
                             (Dollars in millions)

                        Six Months
                          Ended
                         June 30,             Years Ended December 31,
                           1998       -----------------------------------------
                        (Unaudited)    1997     1996     1995     1994    1993
                        ----------     ----     ----     ----     ----    ----
Earnings:

Pretax income from
 continuing operations    $ 1,413   $ 2,750  $ 2,664  $ 2,183  $ 1,891 $ 2,326
Interest expense            1,094     2,122    2,160    2,343    1,925   1,776
Other adjustments              63       127      139       95      103      88
                          -------   -------  -------  -------  ------- -------
Total earnings (a)        $ 2,570   $ 4,999  $ 4,963  $ 4,621  $ 3,919 $ 4,190
                          -------   -------  -------  -------  ------- -------

Fixed charges:
  Interest expense        $ 1,094   $ 2,122  $ 2,160  $ 2,343  $ 1,925 $ 1,776
  Other adjustments            58       129      130      135      142     130
                          -------   -------  -------  -------  ------- -------
Total fixed charges (b)   $ 1,152   $ 2,251  $ 2,290  $ 2,478  $ 2,067 $ 1,906
                          -------   -------  -------  -------  ------- -------

Ratio of earnings
to fixed charges (a/b)       2.23      2.22     2.17     1.86     1.90    2.20

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the Company) and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income of American Express Company.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

On May 31, 1994, the Company completed the spin-off of Lehman Brothers through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation for all periods presented. In March 1993, the Company reduced its ownership in First Data Corporation (FDC) to approximately 22 percent through a public offering. As a result, beginning in 1993, FDC was reported as an equity investment in the above computation. In the fourth quarter of 1995, the Company's ownership was further reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Company's investment in FDC is accounted for as Investments - Available for Sale.

                                      13